K&L GATES

K&L GATES LLP
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PRIVILEGED AND CONFIDENTIAL

June 22, 2018

USAA Mutual Funds Trust
9800 Fredericksburg Road
San Antonio, Texas 78288-0227

Re: Reorganization to Combine Series of a Delaware Statutory Trust

Ladies and Gentlemen:

USAA Mutual Funds Trust, a Delaware statutory trust ("**Trust**"), on behalf of USAA First Start Growth Fund ("**Target**") and USAA Cornerstone Moderately Aggressive Fund ("**Acquiring Fund**"), each a segregated portfolio of assets ("**series**") thereof (each of Target and Acquiring Fund sometimes being referred to herein as a "**Fund**"), has requested our opinion as to certain federal income tax consequences of Acquiring Fund's acquisition of Target pursuant to a Plan of Reorganization and Termination that Trust duly adopted by resolution of its Board of Trustees at a meeting thereof duly called and held on March 1, 2018 ("**Plan**").[1] The Plan contemplates the following transactions (which together comprise the "**Reorganization**"): (1) Acquiring Fund's acquisition of all of Target's Assets in exchange solely for the issuance to Target of shares of beneficial interest ("shares") in Acquiring Fund ("**Acquiring Fund Shares**") and Acquiring Fund's assumption of all of Target's Liabilities, (2) Target's distribution of those shares *pro rata* to its Shareholders in exchange for their shares in Target ("**Target Shares**") and in complete liquidation thereof (for federal tax purposes), and (3) Target's termination as a series of Trust and dissolution under Delaware law, all on the terms and conditions set forth in the Plan.

In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated April 9, 2018, regarding the Reorganization that was furnished in connection with the solicitation of proxies by the Board for use at a special meeting of Target's shareholders that was scheduled to be held on May 15, 2018, and was postponed to May 30, 2018 ("**Proxy Statement**"), (3) the letter to those shareholders, Notice of Special Meeting thereof, and Questions and Answers that accompanied the Proxy Statement, and (4) other

[1] Each capitalized term that is not defined herein has the meaning ascribed thereto in the Plan.

documents we have deemed necessary or appropriate for the purposes hereof (collectively, "**Documents**"). We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have assumed satisfaction of all the conditions set forth in paragraph 4 of the Plan and have treated them as representations Trust made to us (each, a "**Representation**"), on which we have relied, exclusively and without independent verification (with your permission) (all as contemplated in paragraph 4.3.18 thereof).[2] We have assumed that any Representation made "to the knowledge and belief" (or similar qualification) of any person or party is, and as of the close of business on the date hereof ("**Effective Time**") will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

It is our opinion that, based solely on the facts set forth in the Documents and the assumptions described above and conditioned on (1) all the Representations' being true and complete at the Effective Time and (2) the Reorganization's being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:

(1) Acquiring Fund's acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Target's distribution of those shares *pro rata* to the Shareholders actually or constructively in exchange for their Target Shares and in complete liquidation of Target, will qualify as a "reorganization" (as defined in section 368(a)(1)(C)[3]), and each Fund will be "a party to a reorganization" (within the meaning of section 368(b));

(2) Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring

[2] That paragraph provides that, in rendering this opinion, we "may assume satisfaction of all the conditions set forth in … paragraph 4 [of the Plan], may treat them as representations and warranties the Trust made to [us] that shall survive the Closing, and may rely as to factual matters, exclusively and without independent verification, on those representations and warranties …."

[3] "**Section**" references are to the Code.

Fund's assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Shares;

(3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

(4) Acquiring Fund's basis in each Asset will be the same as Target's basis therein immediately before the Reorganization, and Acquiring Fund's holding period for each Asset will include Target's holding period therefor (except where Acquiring Fund's investment activities have the effect of reducing or eliminating an Asset's holding period);

(5) A Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

(6) A Shareholder's aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Target Shares, provided the Shareholder holds those Target Shares as capital assets at the Effective Time.

Notwithstanding anything herein to the contrary, we express no opinion as to the Reorganization's effect on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the IRS in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment or consequences of the Reorganization if either Fund is insolvent. Finally, our opinion is solely for the addressee's information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

K&L Gates LLP

K&L GATES LLP